Exhibit 10.7

Pareteum Corporation

Senior Secured Convertible Incremental Note due 2025

THE ISSUANCE AND SALE OF NEITHER THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION AND PROSPECTUS-DELIVERY REQUIREMENTS OF THE SECURITIES ACT.

Pareteum Corporation

Senior Secured Convertible Incremental Note due 2025

Certificate No.   B-6

Pareteum Corporation, a Delaware corporation (the “Company”), for value received, promises to pay to Channel Ventures Group, LLC (the “First Holder”), or its registered assigns, the principal sum of Four Hundred Ninety-One Thousand Nine Hundred Thirty-Nine dollars 13/100 ($491,939.13) (such principal sum, the “Principal Amount”) on October 1, 2025, and to pay interest thereon, as provided in this Note, in each case as provided in and subject to the other provisions of this Note, including the earlier redemption, repurchase or conversion of this Note.

Additional provisions of this Note are set forth on the other side of this Note.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, Pareteum Corporation has caused this instrument to be duly executed as of the date set forth below.

Pareteum Corporation

Date: as of November 26, 2021	By:	/s/ Alexander Korff
Name: Alexander Korff
Title: Corporate Secretary

Pareteum Corporation

Senior Secured Convertible Incremental Note due 2025

This Note (this “Note” and, collectively with any Note issued in exchange therefor or in substitution thereof, the “Notes”) is issued by Pareteum Corporation, a Delaware corporation (the “Company”), and designated as its “Senior Secured Convertible Incremental Notes due 2025.”

Section 1.         Definitions.

“Affiliate” has the meaning set forth in Rule 144.

“Approved Stock Plan” means any employee benefit plan which has been approved by the Board of Directors of the Company prior to or subsequent to the date hereof pursuant to which shares of Common Stock and standard options to purchase Common Stock may be issued to any employee, officer, director or consultant for services provided to the Company in their capacity as such.

“Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Issue Date, directly or indirectly managed or advised by the Holder's investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) together with the Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Common Stock would or could be aggregated with the Holder’s and the other Attribution Parties for purposes of Section 13(d) of the Exchange Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.

“Authorized Denomination” means, with respect to the Notes, a Principal Amount thereof equal to $1,000 or any integral multiple of $1,000 in excess thereof.

“Bankruptcy Law” means Title 11, United States Code, or any similar U.S. federal or state or non-U.S. law for the relief of debtors.

“Board of Directors” means the board of directors of the Company or a committee of such board duly authorized to act on behalf of such board.

“Business Combination Event” has the meaning set forth in Section 10.

“Business Day” means any day other than a Saturday, a Sunday or any day on which commercial banks in The City of New York are authorized or required by law or executive order to close or be closed; provided, however, for clarification, commercial banks in The City of New York shall not be deemed to be authorized or required by law or executive order to close or be closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York are open for use by customers on such day.

“Capital Lease” means, with respect to any Person, any leasing or similar arrangement conveying the right to use any property, whether real or personal property, or a combination thereof, by that Person as lessee that, in conformity with GAAP, is required to be accounted for as a capital lease on the balance sheet of such Person.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a Capital Lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” of any Person means any and all shares of, interests in, rights to purchase, warrants or options for, participations in, or other equivalents of, in each case however designated, the equity of such Person, but excluding any debt securities convertible into such equity.

“Cash” means all cash and liquid funds.

“Cash Equivalents” means, as of any date of determination, any of the following: (A) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after such date; (B) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from Standard & Poor’s Corporation or at least P-1 from Moody’s Investors Service; (C) commercial paper maturing no more than one (1) year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from Standard & Poor’s Corporation or at least P-1 from Moody’s Investors Service; (D) certificates of deposit or bankers’ acceptances maturing within one (1) year after such date and issued or accepted by any commercial bank organized under the laws of the United States of America or any State thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator), and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (E) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (A) and (B) above, (ii) has net assets of not less than $500,000,000, and (iii) has the highest rating obtainable from either Standard & Poor’s Corporation or Moody’s Investors Service.

“Close of Business” means 5:00 p.m., New York City time.

“Collateral” has the meaning set forth in the Security Agreement

“Collateral Agent” means High Trail Investments SA LLC, in its capacity as collateral agent for the Holder, each Other Holder and each Initial Holder, together with any successor thereto in such capacity.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” means the common stock, $0.001 par value per share, of the Company, subject to Section 8(I).

“Common Stock Change Event” has the meaning set forth in Section 8(I).

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (A) any Indebtedness or other obligations of another Person, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (B) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (C) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement

“Conversion Consideration” has the meaning set forth in Section 8(D)(i).

“Conversion Date” means, with respect to a Note, the first Business Day on which the requirements set forth in Section 8(C)(i) to convert such Note are satisfied.

“Conversion Price” means, as of any time, an amount equal to (A) one thousand dollars ($1,000) divided by (B) the Conversion Rate in effect at such time.

“Conversion Rate” initially means 2,702.7027 shares of Common Stock per $1,000 Principal Amount of Notes; Notwithstanding anything to the contrary herein, the Conversion Rate is subject to adjustment pursuant to Section 8 at all times, and whenever this Note refers to the Conversion Rate as of a particular date without setting forth a particular time on such date, such reference will be deemed to be to the Conversion Rate immediately after the Close of Business on such date.

“Convertible Securities” means any stock or other security (other than Options) that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock.

“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by the Company or in which the Company now holds or hereafter acquires any interest.

“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof, or of any other country.

“Covering Price” has the meaning set forth in Section 8(D)(v)(1).

“Daily VWAP” means, for any VWAP Trading Day, the per share volume-weighted average price of the Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “TEUM <EQUITY> VAP” (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP Trading Day (or, if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such VWAP Trading Day, determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm selected by the Company). The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

“Default” means any event that is (or, after notice, passage of time or both, would be) an Event of Default.

“Default Interest” has the meaning set forth in Section 4(B).

“Defaulted Amount” has the meaning set forth in Section 4(B).

“Defaulted Shares” has the meaning set forth in Section 8(D)(v).

“Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(A)          matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(B)          is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the issuer or a Subsidiary; provided that any such conversion or exchange will be deemed an incurrence of Indebtedness or Disqualified Stock, as applicable); or

(C)          is redeemable at the option of the holder thereof, in whole or in part,

in the case of each of clauses (A), (B) and (C), at any point prior to the one hundred eighty-first (181st) day after the Maturity Date.

“DTC” means The Depository Trust Company.

“Equipment” means all “equipment” as defined in the UCC with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Event of Default” has the meaning set forth in Section 11(A).

“Event of Default Acceleration Amount” means, with respect to the delivery of a notice pursuant to Section 11(B)(ii) declaring this Note to be due and payable immediately on account of an Event of Default, a cash amount equal to one hundred twenty percent (120%) of the then outstanding Principal Amount of this Note plus accrued and unpaid interest on this Note.

“Event of Default Additional Shares” means, with respect to the conversion of this Note (or any portion of this Note), an amount equal to the excess, if any, of (A) the Event of Default Conversion Rate applicable to such conversion over (B) the Conversion Rate that would otherwise apply to such conversion without giving effect to Section 8(H). For the avoidance of doubt, the Event of Default Additional Shares cannot be a negative number.

“Event of Default Conversion Period” means, with respect to an Event of Default, the period beginning on, and including, the date such Event of Default occurs and ending on later of (A) the twentieth (20th) Trading Day after the Holder’s receipt of an Event of Default Notice and (B) five (5) Trading Days after the date the Holder receives notice from the Company that such Event of Default has been cured.

“Event of Default Conversion Price” means, with respect to the conversion of this Note (or any portion of this Note), the lesser of (i) the Conversion Price that would be in effect immediately after the Close of Business on the Conversion Date for such conversion, without giving effect to Section 8(H); and (ii) seventy five percent (75%) of the lowest Daily VWAP per share of Common Stock during the ten (10) consecutive VWAP Trading Days ending on, and including, such Conversion Date (or, if such Conversion Date is not a VWAP Trading Day, the immediately preceding VWAP Trading Day).

“Event of Default Conversion Rate” means, with respect to the conversion of this Note (or any portion of this Note), an amount (rounded to the nearest 1/10,000th of a share of Common Stock (with 5/100,000ths rounded upward)) equal to (A) one thousand dollars ($1,000) divided by (B) the Event of Default Conversion Price applicable to such conversion.

“Event of Default Notice” has the meaning set forth in Section 11(C).

“Ex-Dividend Date” means, with respect to an issuance, dividend or distribution on the Common Stock, the first date on which shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution (including pursuant to due bills or similar arrangements required by the relevant stock exchange). For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of the Common Stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.

“Excess Shares” has the meaning set forth in Section 8(J)(i).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Expiration Time” has the meaning set forth in Section 8(F)(i)(5).

“First Holder” has the meaning set forth in the cover page of this Note

“Freely Tradable” means, with respect to any shares of Common Stock issued or issuable upon conversion of this Note, that such shares would be eligible to be offered, sold or otherwise transferred by the Holder pursuant to Rule 144, without any requirements as to volume, manner of sale, availability of current public information (whether or not then satisfied) or notice under the Securities Act and without any requirement for registration under any state securities or “blue sky” laws.

“Fundamental Change” means any of the following events:

(A)            a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Company or its Wholly Owned Subsidiaries, or the employee benefit plans of the Company or its Wholly Owned Subsidiaries, files any report with the Commission indicating that such person or group has become the direct or indirect “beneficial owner” (as defined below) of shares of the Company’s common equity representing more than fifty percent (50%) of the voting power of all of the Company’s then-outstanding common equity;

(B)            the consummation of (i) any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person (other than solely to one or more of the Company’s Wholly Owned Subsidiaries); or (ii) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) all of the Common Stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, cash or other property (other than a subdivision or combination, or solely a change in par value, of the Common Stock); provided, however, that any merger, consolidation, share exchange or combination of the Company pursuant to which the Persons that directly or indirectly “beneficially owned” (as defined below) all classes of the Company’s common equity immediately before such transaction directly or indirectly “beneficially own,” immediately after such transaction, more than fifty percent (50%) of all classes of common equity of the surviving, continuing or acquiring company or other transferee, as applicable, or the parent thereof, in substantially the same proportions vis-à-vis each other as immediately before such transaction will be deemed not to be a Fundamental Change pursuant to this clause (B); or

(C)            the Company’s stockholders approve any plan or proposal for the liquidation or dissolution of the Company.

For the purposes of this definition, (x) any transaction or event described in both clause (A) and in clause (B)(i) or (ii) above (without regard to the proviso in clause (B)) will be deemed to occur solely pursuant to clause (B) above (subject to such proviso); and (y) whether a Person is a “beneficial owner” and whether shares are “beneficially owned” will be determined in accordance with Rule 13d-3 under the Exchange Act.

“Fundamental Change Base Repurchase Price” means, with respect to this Note (or any portion of this Note to be repurchased) upon a Repurchase Upon Fundamental Change, a cash amount equal to of the greater of (i) one hundred twenty percent (120%) of the then outstanding Principal Amount of this Note (or portion thereof) and (ii) one hundred twenty percent (120%) of the product of (A) the Conversion Rate in effect as of the Trading Day immediately preceding the effective date of such Fundamental Change; (B) the Principal Amount of this Note to be repurchased upon a Repurchase Upon Fundamental Change divided by $1,000; and (C) the Fundamental Change Stock Price for such Fundamental Change.

“Fundamental Change Notice” has the meaning set forth in Section 6(C).

“Fundamental Change Repurchase Date” means the date as of which this Note must be repurchased for cash in connection with a Fundamental Change, as provided in Section 6(B).

“Fundamental Change Repurchase Price” means the cash price payable by the Company to repurchase this Note (or any portion of this Note) upon its Repurchase Upon Fundamental Change, calculated pursuant to Section 6(D).

“Fundamental Change Stock Price” means, with respect to any Fundamental Change, the highest Daily VWAP per share of Common Stock occurring during the thirty (30) consecutive VWAP Trading Days ending on, and including, the VWAP Trading Day immediately before the effective date of such Fundamental Change.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided the definitions set forth in this Note and any financial calculations required by thereby shall be computed to exclude any change to lease accounting rules from those in effect pursuant to Financial Accounting Standards Board Accounting Standards Codification 840 (Leases) and other related lease accounting guidance as in effect on the date hereof.

“Holder” means the person in whose name this Note is registered on the books of the Company, which initially is the First Holder.

The term “including” means “including without limitation,” unless the context provides otherwise.

“Incremental Notes” has the meaning set forth in the Securities Purchase Agreement.

“Indebtedness” means, indebtedness of any kind, including, without duplication (A) all indebtedness for borrowed money or the deferred purchase price of property or services, including reimbursement and other obligations with respect to surety bonds and letters of credit, (B) all obligations evidenced by notes, bonds, debentures or similar instruments, (C) all Capital Lease Obligations, (D) all Contingent Obligations, and (E) Disqualified Stock.

“Initial Holder” means each Holder (as defined in an Initial Note).

“Initial Notes” has the meaning set forth in the Securities Purchase Agreement.

“Interest Payment Date” means, with respect to a Note, (A) the first calendar day of each month commencing with the first such day more than 31 days after the Issue Date; and (B) if not otherwise included in clause (A), the Maturity Date.

“Intellectual Property” means all of the Company’s Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; mask works; the Company’s applications therefor and reissues, extensions, or renewals thereof; and the Company’s goodwill associated with any of the foregoing, together with the Company’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

“Investment” means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person or the acquisition of all, or substantially all, of the assets of another Person or the purchase of any assets of another Person for greater than the fair market value of such assets to solely the extent of the amount in excess of the fair market value.

“Issue Date” means as of November 26, 2021.

“Last Reported Sale Price” of the Common Stock for any Trading Day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of Common Stock on such Trading Day as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is then listed. If the Common Stock is not listed on a U.S. national or regional securities exchange on such Trading Day, then the Last Reported Sale Price will be the last quoted bid price per share of Common Stock on such Trading Day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted on such Trading Day, then the Last Reported Sale Price will be the average of the mid-point of the last bid price and the last ask price per share of Common Stock on such Trading Day from a nationally recognized independent investment banking firm selected by the Company.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest; provided, that for the avoidance of doubt, licenses, strain escrows and similar provisions in collaboration agreements, research and development agreements that do not create or purport to create a security interest, encumbrance, levy, lien or charge of any kind shall not be deemed to be Liens for purposes of this Note.

“Market Disruption Event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the Common Stock is listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock.

“Market Stock Payment Price” means, with respect to any Interest Payment Date or Optional Redemption Stock Payment Date, an amount equal to eighty-five percent (85%) of the lowest Daily VWAP during the ten (10) VWAP Trading Day period ending on the VWAP Trading Day immediately prior to such Interest Payment Date or Optional Redemption Stock Payment Date, as applicable.

“Maturity Date” means October 1, 2025.

“Maximum Percentage” has the meaning set forth in Section 8(J)(i).

“Open of Business” means 9:00 a.m., New York City time.

“Optional Redemption Cash Payment Notice” has the meaning set forth in Section 5(C).

“Optional Redemption Date” means, with respect to a Note, (A) any Business Day date elected by the Company with the prior written consent of the Required Holders by not less than 10 Business Day advance written notice to the Holder and (B) the Maturity Date.

“Optional Redemption Payment” means, with respect to each Optional Redemption Date for any Note, up to the then outstanding Principal Amount of such Note, as determined by the Company in its sole discretion.

“Optional Redemption Stock Payment Date” has the meaning set forth in Section 5(C).

“Optional Redemption Stock Payment Period” has the meaning set forth in Section 5(C).

The term “or” is not exclusive, unless the context expressly provides otherwise.

“Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

“Other Holder” means any person in whose name any Other Note is registered on the books of the Company.

“Other Notes” means any Notes that are of the same class of this Note and that are represented by one or more certificates other than the certificate representing this Note. Each other Incremental Note (as defined in the Securities Purchase Agreement) is an Other Note.

“Pareteum Europe” means Pareteum Europe B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), having its corporate seat at Amsterdam.

“Patents” means all letters patent of, or rights corresponding thereto, in the United States or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States or any other country.

“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement the Company now holds or hereafter acquires any interest.

“Permitted Intellectual Property Licenses” means Intellectual Property (A) licenses in existence at the Issue Date and (B) non-perpetual licenses granted in the ordinary course of business on arm’s length terms consisting of the licensing of technology, the development of technology or the providing of technical support which may include licenses with unlimited renewal options solely to the extent such options require mutual consent for renewal or are subject to financial or other conditions as to the ability of licensee to perform under the license; provided such license was not entered into during continuance of a Default or an Event of Default.

“Permitted Investment” means: (A) Investments as in effect as of the Issue Date; (B) (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit issued by any bank headquartered in the United States maturing no more than one year from the date of investment therein, and (iv) money market accounts; (C) Investments accepted in connection with Permitted Transfers; (D) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of the Company’s business; (E) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers in the ordinary course of business and consistent with past practice; (F) Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of the Company pursuant to an Approved Stock Plan; (G) Investments consisting of travel advances in the ordinary course of business; (H) Investments in Subsidiaries; (I) Permitted Intellectual Property Licenses; and (J) additional Investments that do not exceed two hundred fifty thousand dollars ($250,000) in the aggregate in any twelve (12) month period.

“Permitted Liens” means any and all of the following: (A) Liens in favor of Holder or the Collateral Agent and other Liens approved in writing by the Required Holders; (B) Liens as in effect as of the Issue Date, including any such Liens securing Subordinated Indebtedness; (C) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that the Company maintains adequate reserves therefor in accordance with GAAP; (D) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of business; provided, that the payment thereof is not yet required; (E) Liens arising from judgments, decrees or attachments in circumstances which do not constitute a Default or an Event of Default hereunder; (F) the following deposits, to the extent made in the ordinary course of business: deposits under workers’ compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (G) Liens on Equipment or software or other intellectual property constituting purchase money Liens and Liens in connection with Capital Leases; (H) leasehold interests in leases or subleases and licenses granted in the ordinary course of the Company’s business and not interfering in any material respect with the business of the licensor; (I) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due; (J) Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets); (K) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms; (L) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property; and (M) Liens on Cash or Cash Equivalents securing obligations in respect of (1) advances of payroll amounts and (2) indebtedness resulting from certain unsecured loans made or to be made to the Company under the Paycheck Protection Program established by the Coronavirus Aid, Relief, and Economic Security Act.

“Permitted Transfers” means (A) dispositions of inventory sold, and Permitted Intellectual Property Licenses entered into, in each case, in the ordinary course of business, (B) dispositions of worn-out, obsolete or surplus property at fair market value in the ordinary course of business; (C) dispositions of accounts or payment intangibles (each as defined in the UCC) resulting from the compromise or settlement thereof in the ordinary course of business for less than the full amount thereof; (D) Permitted Investments; (E) other transfers of assets to any Person other than to a joint venture and which have a fair market value of not more than two hundred fifty thousand dollars ($250,000) in the aggregate in any twelve (12) month period, (F) a restructuring, recapitalization, sale or other transfer of all or substantially all of the equity securities or assets of iPass India Private Limited, including following commencement of any proceedings under Bankruptcy Law or otherwise with respect to any such Subsidiary, and (G) Permitted Liens and any dispositions pursuant to foreclosure of any Permitted Liens.

“Person” or “person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Principal Amount” has the meaning set forth in the cover page of this Note; provided, however, that the Principal Amount of this Note will be subject to (1) increase pursuant to Section 5(B) and (2) reduction (A) pursuant to Section 6, Section 7, and Section 8 and (B) by an amount equal to (i) the sum of all Optional Redemption Payments made prior to date of determination of the Principal Amount of the Note then outstanding.

“Reference Property” has the meaning set forth in Section 8(I)(i).

“Reference Property Unit” has the meaning set forth in Section 8(I)(i).

“Related Party” has the meaning set forth in Section 22(B).

“Reported Outstanding Share Number” has the meaning set forth in Section 8(J)(i).

“Repurchase Upon Fundamental Change” means the repurchase of any Note by the Company pursuant to Section 6.

“Required Holders” has the meaning provided in the Securities Purchase Agreement.

“Required Incremental Holders” has the meaning provided in the Securities Purchase Agreement.

“Rule 144” means Rule 144 under the Securities Act.

“Scheduled Trading Day” means any day that is scheduled to be a Trading Day on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded. If the Common Stock is not so listed or traded, then “Scheduled Trading day” means a Business Day.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of June 8, 2020, between the Company and High Trail Investments SA LLC and the Collateral Agent, as amended, supplemented or otherwise modified from time to time, providing for the issuance of this Note.

“Security Agreement” means that certain Security Agreement, dated as of June 8, 2020, among the Company, certain of its Subsidiaries and the Collateral Agent, as amended, supplemented or otherwise modified from time to time.

“Security Document” has the meaning set forth in the Security Agreement.

“Series C Preferred Stock” means an aggregate of 148 shares of the Company’s 8% Series C Redeemable Preferred Stock, with the rights, powers and preferences described in the Certificate of Designation, Preferences, and Rights of such Series C Preferred Stock filed by the Company on December 10, 2019, as in effect on the date hereof.

“Significant Subsidiary” means, with respect to any Person, any Subsidiary of such Person that constitutes a “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act) of such Person.

“Stated Interest Rate” means, as of any date, a rate per annum equal to 8.00%.

“Subordinated Indebtedness” means Indebtedness subordinated to the Notes in amounts and on terms and conditions satisfactory to the Required Holders.

“Subsidiary” means, with respect to any Person, (A) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than fifty percent (50%) of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency, but after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees, as applicable, of such corporation, association or other business entity is owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person; and (B) any partnership or limited liability company where (i) more than fifty percent (50%) of the capital accounts, distribution rights, equity and voting interests, or of the general and limited partnership interests, as applicable, of such partnership or limited liability company are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person, whether in the form of membership, general, special or limited partnership or limited liability company interests or otherwise; and (ii) such Person or any one or more of the other Subsidiaries of such Person is a controlling general partner of, or otherwise controls, such partnership or limited liability company.

“Subsidiary Grantor” means a Grantor (as defined in the Security Agreement) that is a Wholly Owned Subsidiary of the Company and Pareteum Europe.

“Successor Corporation” has the meaning set forth in Section 10(A).

“Successor Person” has the meaning set forth in Section 8(I)(i).

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by the Company or in which the Company now holds or hereafter acquires any interest.

“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof.

“Trading Day” means any day on which (A) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded; and (B) there is no Market Disruption Event. If the Common Stock is not so listed or traded, then “Trading Day” means a Business Day.

“Transaction Documents” has the meaning set forth in the Securities Purchase Agreement.

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of New York.

“VWAP Market Disruption Event” means, with respect to any date, (A) the failure by the principal U.S. national or regional securities exchange on which the Common Stock is then listed, or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, the principal other market on which the Common Stock is then traded, to open for trading during its regular trading session on such date; or (B) the occurrence or existence, for more than one half hour period in the aggregate, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such date.

“VWAP Trading Day” means a day on which (A) there is no VWAP Market Disruption Event; provided that the Holder, by notice to the Company, may waive any such VWAP Market Disruption Event; and (B) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded. If the Common Stock is not so listed or traded, then “VWAP Trading Day” means a Business Day.

“Wholly Owned Subsidiary” of a Person means any Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) are owned by such Person or one or more Wholly Owned Subsidiaries of such Person.

Section 2.         Persons Deemed Owners.

The Holder of this Note will be treated as the owner of this Note for all purposes.

Section 3.         Registered Form.

This Note, and any Note issued in exchange therefor or in substitution thereof, will be in registered form, without coupons.

Section 4.        Accrual of Interest; Defaulted Amounts.

(A)        Accrual of Stated Interest. This Note will accrue interest (the “Stated Interest”) at a rate per annum equal to the Stated Interest Rate. Stated Interest on this Note will (i) accrue on the Principal Amount of this Note; (ii) accrue from, and including, the most recent date to which Stated Interest has been paid or duly provided for (or, if no Stated Interest has theretofore been paid or duly provided for, the Issue Date) to, but excluding, the date of payment of such Stated Interest; (iii) be payable in arrears on each Interest Payment Date, each Optional Redemption Date and each Optional Redemption Stock Payment Date, as applicable; and (iv) be computed on the basis of a 360-day year comprised of twelve 30-day months.

(B)        Defaulted Amounts. If an Event of Default occurs (the Principal Amount outstanding as of such occurrence, a “Defaulted Amount”), then in each case, to the extent lawful, interest (“Default Interest”) will accrue on such Defaulted Amount at a rate per annum equal to eighteen percent (18.0%), from, and including, the date of such occurrence to, but excluding, the date such Event of Default is cured and all outstanding Default Interest under this Note has been paid.

Section 5.        Method of Payment; When Payment Date is Not a Business Day.

(A)       Method of Payment. Except as set forth in Section 5(B) or Section 5(C), the Company will pay all cash amounts due under this Note by wire transfer of immediately available funds to the account or accounts specified by the Holder by written notice in advance of the date such amount is due, by wire transfer of immediately available funds to such account or address set forth in such written notice, as applicable.

(B)        Payment-in-Kind. The Stated Interest accrued hereunder as of any Interest Payment Date shall be paid-in-kind by the Company on such Interest Payment Date, and on such Interest Payment Date the amount of such Stated Interest shall be added to the Principal Amount then outstanding, and after such Interest Payment Date, Stated Interest will accrue on the Principal Amount as so increased.

(C)         Company’s Election to Pay Optional Redemption Payments in Cash or Common Stock. At least ten (10) Trading Days (but no more than twenty (20) Trading Days) prior to an Optional Redemption Date, the Company, if it desires to elect to make an Optional Redemption Payment with respect to such Optional Redemption Date, entirely or partially, in cash, shall deliver to the Holder a written notice of such election stating which portion thereof the Company has elected to pay in cash (an “Optional Redemption Cash Payment Notice”) (and such election shall be irrevocable as to such Optional Redemption Date). Failure to timely deliver such written notice to the Holder shall be deemed an election by the Company to pay the Optional Redemption Payment (or applicable portion thereof) with respect to such Optional Redemption Date in shares of Common Stock, subject to the terms hereof. With respect to any Optional Redemption Date for which the Company has made a deemed election to make an Optional Redemption Payment (or any applicable portion thereof) in shares of Common Stock in accordance with this Section 5(C), (i) the Holder shall have the right to allocate all or any portion of the applicable Optional Redemption Payment (or applicable portion thereof) to one or more Scheduled Trading Days (any such date, an “Optional Redemption Stock Payment Date”) during the period beginning on, and including, the applicable Optional Redemption Date and ending on, and including, the Scheduled Trading Day immediately before the subsequent Optional Redemption Date (the “Optional Redemption Stock Payment Period”) or defer such Optional Redemption Payment (or applicable portion thereof) to any future Optional Redemption Date selected by the Holder; and (ii) the Company shall issue to the Holder, a number of validly issued, fully paid and Freely Tradable shares of Common Stock equal to the quotient (rounded up to the closest whole number) obtained by dividing such Optional Redemption Payment (or any applicable portion thereof) by the Market Stock Payment Price as of such Optional Redemption Stock Payment Date. The Holder must provide notice to the Company of its election of any Optional Redemption Stock Payment Date and the applicable portion of the Optional Redemption Payment it is electing to receive on each such Optional Redemption Stock Payment Date no later than 4:30 p.m. New York Time on such Optional Redemption Stock Payment Date. The Company shall not pay any portion of the Optional Redemption Payment in shares of Common Stock unless the Holder has designated an Optional Redemption Stock Payment Date for such portion. Any portion of the Optional Redemption Payment not paid in shares of Common Stock because the Holder did not allocate such Optional Redemption Payment (or applicable portion thereof) to a Scheduled Trading Day during the applicable Optional Redemption Stock Payment Period or because the Holder elected to defer the receipt of such Optional Redemption Payment (or portion thereof) during the applicable Optional Redemption Stock Payment Period will be automatically deferred to the next Optional Redemption Date or such future Optional Redemption Date as was elected by the Holder, as applicable. Any such shares of Common Stock will be delivered by the Company to the Holder on or before the second (2nd) Business Day following the applicable Optional Redemption Stock Payment Date.

(D)         Delay of Payment when Payment Date is Not a Business Day. If the due date for a payment on this Note as provided in this Note is not a Business Day, then, notwithstanding anything to the contrary in this Note, such payment may be made on the immediately following Business Day and no interest will accrue on such payment as a result of the related delay.

Section 6.         Repurchase of Note upon a Fundamental Change.

(A)        Repurchase Upon Fundamental Change. Subject to the other terms of this Section 6, if a Fundamental Change occurs, then (i) the Holder will have the right to require the Company to repurchase this Note (or any portion of this Note in an Authorized Denomination) and (ii) the Company will have the right to repurchase this Note, in each case on the Fundamental Change Repurchase Date for such Fundamental Change for a cash purchase price equal to the Fundamental Change Repurchase Price.

(B)        Fundamental Change Repurchase Date. The Fundamental Change Repurchase Date for any Fundamental Change will be a Business Day of the Holder’s choosing that is no more than twenty (20) Business Days after the later of (x) the date the Company delivers to the Holder the related Fundamental Change Notice pursuant to Section 6(C); and (y) the effective date of such Fundamental Change.

(C)        Fundamental Change Notice. No later than the fifth (5th) Business Day before the occurrence of any Fundamental Change, the Company will send to the Holder a written notice (the “Fundamental Change Notice”) thereof, stating the expected date such Fundamental Change will occur and, if applicable, the Company’s election to repurchase this Note pursuant to Section 6(A).

(D)        Fundamental Change Repurchase Price. The Fundamental Change Repurchase Price for this Note (or any portion of this Note to be repurchased) upon a Repurchase Upon Fundamental Change following a Fundamental Change is an amount in cash equal to the Fundamental Change Base Repurchase Price for such Fundamental Change plus accrued and unpaid interest on this Note (or such portion of this Note) to, but excluding, the Fundamental Change Repurchase Date for such Fundamental Change. For the avoidance of doubt, if such Fundamental Change Repurchase Date is on an Interest Payment Date, then the interest otherwise payable on this Note (or such portion of this Note) on such Interest Payment Date will be paid as part of the Fundamental Change Repurchase Price, in satisfaction of the Company’s obligation to pay such interest on such Interest Payment Date.

(E)         Effect of Repurchase. If this Note (or any portion of this Note) is to be repurchased upon a Repurchase Upon Fundamental Change, then, from and after the date the related Fundamental Change Repurchase Price is paid in full, this Note (or such portion) will cease to be outstanding and interest will cease to accrue on this Note (or such portion).

Section 7.         Optional Redemption Payments; Holder Optional Redemption.

(A)        Optional Redemption Payments. At the Company’s election, with the prior written consent of the Required Holders, the Company may redeem all or a portion of this Note equal to the applicable Optional Redemption Payment on each Optional Redemption Date. The Company shall deliver to the Holder a written notice of any such election under this Section 7(A)(i) at least fifteen (15) Trading Days prior to the applicable Optional Redemption Date in order to make an effective election; provided, however, that the Company may, in its sole discretion, defer any such Optional Redemption Payment (or any portion thereof) to any subsequent Optional Redemption Date by further written notice at any time prior to the applicable Optional Redemption Date.

(B)         Effect of Optional Redemption Payment. If this Note (or any portion of this Note) is redeemed pursuant to Section 7(A), then, from and after the date the related Optional Redemption Payment is paid in full, this Note (or such portion) will cease to be outstanding and interest will cease to accrue on this Note (or such portion).

Section 8.         Conversion.

(A)         Right to Convert.

(i)            Generally. Subject to the provisions of this Section 8, the Holder may, at its option, convert this Note, including any portion constituting an Optional Redemption Payment, as applicable, or any deferred Optional Redemption Payment, into Conversion Consideration.

(ii)            Conversions in Part. Subject to the terms of this Section 8, this Note may be converted in part, but only in an Authorized Denomination. Provisions of this Section 8 applying to the conversion of this Note in whole will equally apply to conversions of any permitted portion of this Note.

(B)         When this Note May Be Converted.

(i)            Generally. The Holder may convert this Note at any time until the Close of Business on the second (2nd) Scheduled Trading Day immediately before the Maturity Date; provided that, with respect to the conversion of any Optional Redemption Payment, the Holder must provide notice of such conversion no later than the Close of Business on the second (2nd) Scheduled Trading Day immediately preceding the date such Optional Redemption Payment is due in accordance with the terms of this Note, and any such conversion will not reduce the amount of future Optional Redemption Payments. For the avoidance of doubt, the Holder’s right to convert this Note shall not be impacted by a prior notice or election to defer any Optional Redemption Payment pursuant to Section 7(A) hereof.

(ii)            Limitations and Closed Periods. Notwithstanding anything to the contrary in this Section 8, if this Note (or any portion of this Note) is to be repurchased upon a Repurchase Upon Fundamental Change pursuant to Section 6, then this Note (or such portion) may not be converted after the Close of Business on the Scheduled Trading Day immediately before the related Fundamental Change Repurchase Date; provided, that this Section 8(B) shall no longer apply to this Note (or such applicable portion) if the applicable Fundamental Change Repurchase Price is not delivered on the Fundamental Change Repurchase Date in accordance with Section 6.

(C)         Conversion Procedures.

(i)            Generally. To convert this Note, the Holder must (1) complete, manually sign and deliver to the Company the conversion notice attached to this Note or a facsimile or portable document format (.pdf) version of such conversion notice (at which time such conversion will become irrevocable); and (2) pay any amounts due pursuant to Section 8(C)(iii). For the avoidance of doubt, the conversion notice may be delivered by e-mail in accordance with Section 14. If the Company fails to deliver, by the related Conversion Settlement Date, any shares of Common Stock forming part of the Conversion Consideration of the conversion of this Note, the Holder, by notice to the Company, may rescind all or any portion of the corresponding conversion notice at any time until such Defaulted Shares are delivered.

(ii)           Holder of Record of Conversion Shares. The person in whose name any shares of Common Stock is issuable upon conversion of this Note will be deemed to become the holder of record of such shares as of the Close of Business on the Conversion Date for such conversion, conferring, as of such time, upon such person, without limitation, all voting and other rights appurtenant to such shares.

(iii)         Taxes and Duties. If the Holder converts a Note, the Company will pay any documentary, stamp or similar issue or transfer tax or duty due on the issue of any shares of Common Stock upon such conversion; provided, however, that if any tax or duty is due because such Holder requested such shares to be issued in a name other than that of such Holder, then such Holder will pay such tax or duty and, until having received a sum sufficient to pay such tax or duty, the Company may refuse to deliver any such shares to be issued in a name other than that of such Holder.

(D)         Settlement upon Conversion.

(i)            Generally. The consideration (the “Conversion Consideration”) due in respect of each $1,000 Principal Amount of this Note, including any portion constituting an Optional Redemption Payment or any deferred Optional Redemption Payment, to be converted will consist of the following:

(1)            subject to Section 8(D)(ii), a number of shares of Common Stock equal to the Conversion Rate in effect on the Conversion Date for such conversion; and

(2)            cash in an amount equal to the aggregate accrued and unpaid interest on this Note to, but excluding, the Conversion Settlement Date for such conversion.

(ii)            Fractional Shares. The total number of shares of Common Stock due in respect of any conversion of this Note, including any portion constituting an Optional Redemption Payment or any deferred Optional Redemption Payment, will be determined on the basis of the total Principal Amount of this Note to be converted with the same Conversion Date; provided, however, that if such number of shares of Common Stock is not a whole number, then such number will be rounded up to the nearest whole number.

(iii)            Delivery of the Conversion Consideration. The Company will pay or deliver, as applicable, the Conversion Consideration due upon the conversion of this Note, including any portion constituting an Optional Redemption Payment required to be paid by the Company on the next Optional Redemption Date or Optional Redemption Stock Payment Date, as applicable, or any outstanding deferred Optional Redemption Payment, to the Holder on or before the second (2nd) Business Day (or, if earlier, the standard settlement period for the primary national securities exchange, if any, on which the Common Stock is traded) immediately after the Conversion Date for such conversion (the “Conversion Settlement Date”).

(iv)            Effect of Conversion. If this Note is converted, then, from and after the date the Conversion Consideration therefor is issued or delivered in settlement of such conversion, this Note will cease to be outstanding and interest will cease to accrue on this Note.

(v)            Conversion Settlement Defaults. If (x) the Company fails to deliver, by the related Conversion Settlement Date, any shares of Common Stock (the “Defaulted Shares”) forming part of the Conversion Consideration of the conversion of this Note, including any portion constituting an Optional Redemption Payment or any deferred Optional Redemption Payment; and (y) the Holder (whether directly or indirectly, including by any broker acting on the Holder’s behalf or acting with respect to such Defaulted Shares) purchases any shares of Common Stock (whether in the open market or otherwise) to cover any such Defaulted Shares (whether to satisfy any settlement obligations with respect thereto of the Holder or otherwise), then, without limiting the Holder’s right to pursue any other remedy available to it (whether hereunder, under applicable law or otherwise), the Holder will have the right, exercisable by notice to the Company, to cause the Company to either:

(1)            pay, on or before the second (2nd) Business Day after the date such notice is delivered, cash to the Holder in an amount equal to the aggregate purchase price (including any brokerage commissions and other out-of-pocket costs) incurred to purchase such shares (such aggregate purchase price, the “Covering Price”); or

(2)            promptly deliver, to the Holder, such Defaulted Shares in accordance with this Note, together with cash in an amount equal to the excess, if any, of the Covering Price over the product of (x) the number of such Defaulted Shares; and (y) the Daily VWAP per share of Common Stock on the Conversion Date relating to such conversion.

To exercise such right, the Holder must deliver notice of such exercise to the Company, specifying whether the Holder has elected clause (1) or (2) above to apply. If the Holder has elected clause (1) to apply, then the Company’s obligation to deliver the Defaulted Shares in accordance with this Note will be deemed to have been satisfied and discharged to the extent the Company has paid the Covering Price in accordance with clause (1).

(E)          Reserve and Status of Common Stock Issued upon Conversion.

(i)            Stock Reserve. At all times when this Note is outstanding, the Company will reserve, out of its authorized but unissued and unreserved shares of Common Stock, a number of shares of Common Stock equal to (1) the then-outstanding Principal Amount of this Note plus accrued and unpaid interest on this Note; divided by (2) the then-applicable Conversion Price.

(ii)          Status of Conversion Shares; Listing. Each share of Common Stock delivered upon conversion of this Note will be a newly issued or treasury share and will be duly and validly issued, fully paid, non-assessable, free from preemptive rights and free of any lien or adverse claim (except to the extent of any lien or adverse claim created by the action or inaction of the Holder or the Person to whom such share will be delivered). If the Common Stock is then listed on any securities exchange, or quoted on any inter-dealer quotation system, then the Company will cause each share of Common Stock issued upon conversion of this Note, when delivered upon such conversion, to be admitted for listing on such exchange or quotation on such system.

(iii)          Book-Entry Shares. Any shares of Common Stock issued upon conversion of this Note will be issued in the form of book-entries at the facilities of DTC, with or without restrictive legends, as appropriate.

(F)         Stock Dividends, Splits and Combinations. If the Company issues solely shares of Common Stock as a dividend or distribution on all or substantially all shares of the Common Stock, or if the Company effects a stock split or a stock combination of the Common Stock (in each case excluding an issuance solely pursuant to a Common Stock Change Event, as to which Section 8(I) will apply), then the Conversion Rate will be adjusted based on the following formula:

where:

CR0	=	the Conversion Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such dividend or distribution, or immediately before the Open of Business on the effective date of such stock split or stock combination, as applicable;

CR1	=	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date or the Open of Business on such effective date, as applicable;

OS0	=	the number of shares of Common Stock outstanding immediately before the Open of Business on such Ex-Dividend Date or effective date, as applicable, without giving effect to such dividend, distribution, stock split or stock combination; and

OS1	=	the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, stock split or stock combination.

If any dividend, distribution, stock split or stock combination of the type described in this Section 8(F)(i)(1) is declared or announced, but not so paid or made, then the Conversion Rate will be readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution or to effect such stock split or stock combination, to the Conversion Rate that would then be in effect had such dividend, distribution, stock split or stock combination not been declared or announced.

(G)            Rights Upon Distribution of Assets. In addition to any adjustments pursuant to Section 8(F) above, if, on or after the Issue Date and on or prior to the Maturity Date, the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property, options, evidence of indebtedness or any other assets by way of a dividend, spin-off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Note, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without regard to any limitations or restrictions on exercise of this Note, including without limitation, the Maximum Percentage) immediately before the date on which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, that to the extent that the Holder’s right to participate in any such Distribution would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Distribution to such extent (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Distribution (and beneficial ownership) to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time or times as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such Distribution (and any Distributions declared or made on such initial Distribution or on any subsequent Distribution held similarly in abeyance) to the same extent as if there had been no such limitation)

(H)            Adjustments Not Yet Effective. Notwithstanding anything to the contrary in this Note, if:

(i)            this Note is to be converted;

(ii)            the record date, effective date or Expiration Time for any event that requires an adjustment to the Conversion Rate pursuant to Section 8(F)(i) or Section 8(F)(ii) has occurred on or before the Conversion Date for such conversion, but an adjustment to the Conversion Rate for such event has not yet become effective as of such Conversion Date;

(iii)           the Conversion Consideration due upon such conversion includes any whole shares of Common Stock; and

(iv)          such shares are not entitled to participate in such event (because they were not held on the related record date or otherwise),

then, solely for purposes of such conversion, the Company will, without duplication, give effect to such adjustment on such Conversion Date. In such case, if the date on which the Company is otherwise required to deliver the consideration due upon such conversion is before the first date on which the amount of such adjustment can be determined, then the Company will delay the settlement of such conversion until the second (2nd) Business Day after such first date.

(I)            Equitable Adjustments to Prices. Whenever any provision of this Note requires the Company to calculate the average of the Last Reported Sale Prices, or any function thereof, over a period of multiple days (including to calculate an adjustment to the Conversion Rate), the Company will make proportionate adjustments, if any, to such calculations to account for any adjustment to the Conversion Rate pursuant to Section 8(F)(i) or Section 8(F)(ii) that becomes effective, or any event requiring such an adjustment to the Conversion Rate where the Ex-Dividend Date or effective date, as applicable, of such event occurs, at any time during such period.

(J)            Calculation of Number of Outstanding Shares of Common Stock. For purposes of this Section 8(F), the number of shares of Common Stock outstanding at any time will (i) include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock; and (ii) exclude shares of Common Stock held in the Company’s treasury (unless the Company pays any dividend or makes any distribution on shares of Common Stock held in its treasury).

(K)            Calculations. All calculations with respect to the Conversion Rate and adjustments thereto will be made to the nearest 1/10,000th of a share of Common Stock (with 5/100,000ths rounded upward).

(L)            Voluntary Adjustments.

(i)            Generally. To the extent permitted by law and applicable stock exchange rules, the Company, from time to time, may (but is not required to) increase the Conversion Rate by any amount if (i) the Board of Directors determines in good faith that such increase is either (x) in the best interest of the Company; or (y) advisable to avoid or diminish any income tax imposed on holders of Common Stock or rights to purchase Common Stock as a result of any dividend or distribution of shares (or rights to acquire shares) of Common Stock or any similar event; and (ii) such increase is irrevocable. The Company and the Holder agree that any such voluntary adjustment to the Conversion Rate and any conversion of any portion of the Note based upon any such voluntary adjustment shall not constitute material non-public information with respect to the Company.

(ii)            Notice of Voluntary Increases. If the Board of Directors determines to increase the Conversion Rate pursuant to Section 8(L)(i), then, no later than the first Business Day following such determination, the Company will send notice to the Holder of such increase, the amount thereof and the period during which such increase will be in effect.

(M)            Adjustments to the Conversion Rate in Connection with an Event of Default. If an Event of Default occurs and the Conversion Date for the conversion of a Note occurs during the related Event of Default Conversion Period, then, subject to Section 8(J), the Conversion Rate applicable to such conversion will be increased by a number of shares equal to the Event of Default Additional Shares.

(N)            Effect of Certain Recapitalizations, Reclassifications, Consolidations, Mergers and Sales.

(i)            Generally. If there occurs:

(1)            recapitalization, reclassification or change of the Common Stock (other than (x) changes solely resulting from a subdivision or combination of the Common Stock, (y) a change only in par value or from par value to no par value or no par value to par value and (z) stock splits and stock combinations that do not involve the issuance of any other series or class of securities);

(2)            consolidation, merger, combination or binding or statutory share exchange involving the Company;

(3)            sale, lease or other transfer of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person; or

(4)            other similar event,

and, in each case, as a result of such occurrence, the Common Stock is converted into, or is exchanged for, or represents solely the right to receive, other securities or other property (including cash or any combination of the foregoing) (such an event, a “Common Stock Change Event,” and such other securities or other property, the “Reference Property,” and the amount and kind of Reference Property that a holder of one (1) share of Common Stock would be entitled to receive on account of such Common Stock Change Event (without giving effect to any arrangement not to issue fractional shares of securities or other property), a “Reference Property Unit”), then, notwithstanding anything to the contrary in this Note, at the effective time of such Common Stock Change Event, (x) the Conversion Consideration due upon conversion of any Note will be determined in the same manner as if each reference to any number of shares of Common Stock in this Section 8 (or in any related definitions) were instead a reference to the same number of Reference Property Units; (y) for purposes of Section 8(A), each reference to any number of shares of Common Stock in such Section (or in any related definitions) will instead be deemed to be a reference to the same number of Reference Property Units; and (z) for purposes of the definition of “Fundamental Change,” the term “Common Stock” and “common equity” will be deemed to mean the common equity, if any, forming part of such Reference Property. For these purposes, (I) the Daily VWAP of any Reference Property Unit or portion thereof that consists of a class of common equity securities will be determined by reference to the definition of “Daily VWAP,” substituting, if applicable, the Bloomberg page for such class of securities in such definition; and (II) the Daily VWAP of any Reference Property Unit or portion thereof that does not consist of a class of common equity securities, and the Last Reported Sale Price of any Reference Property Unit or portion thereof that does not consist of a class of securities, will be the fair value of such Reference Property Unit or portion thereof, as applicable, determined in good faith by the Company (or, in the case of cash denominated in U.S. dollars, the face amount thereof).

If the Reference Property consists of more than a single type of consideration to be determined based in part upon any form of stockholder election, then the composition of the Reference Property Unit will be deemed to be the weighted average of the types and amounts of consideration actually received, per share of Common Stock, by the holders of Common Stock. The Company will notify the Holder of such weighted average as soon as practicable after such determination is made.

At or before the effective date of such Common Stock Change Event, the Company and the resulting, surviving or transferee Person (if not the Company) of such Common Stock Change Event (the “Successor Person”) will execute and deliver such instruments or agreements that (x) provides for subsequent conversions of this Note in the manner set forth in this Section 8(I); (y) provides for subsequent adjustments to the Conversion Rate pursuant to Section 8(F), Section 8(G) and Section 8(H) in a manner consistent with this Section 8(I); and (z) contains such other provisions as the Company reasonably determines are appropriate to preserve the economic interests of the Holder and to give effect to the provisions of this Section 8(I). If the Reference Property includes shares of stock or other securities or assets of a Person other than the Successor Person, then such other Person will also execute such instruments or agreements and such instruments or agreements will contain such additional provisions the Company reasonably determines are appropriate to preserve the economic interests of the Holder.

(ii)            Notice of Common Stock Change Events. As soon as practicable after learning the anticipated or actual effective date of any Common Stock Change Event, the Company will provide written notice to the Holder of such Common Stock Change Event, including a brief description of such Common Stock Change Event, its anticipated effective date and a brief description of the anticipated change in the conversion right of this Note.

(iii)            Compliance Covenant. The Company will not become a party to any Common Stock Change Event unless its terms are consistent with this Section 8(I).

(O)            Beneficial Ownership Limitation. Notwithstanding anything to the contrary contained herein, the Company shall not effect the conversion of any portion of this Note, and the Holder shall not have the right to convert any portion of this Note, pursuant to the terms and conditions of this Note and any such conversion shall be null and void and treated as if never made, to the extent that after giving effect to such conversion, the Holder together with the other Attribution Parties collectively would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by the Holder and the other Attribution Parties shall include the number of shares of Common Stock held by the Holder and all other Attribution Parties plus the number of shares of Common Stock issuable upon conversion of this Note with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, unconverted portion of this Note beneficially owned by the Holder or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any convertible notes or convertible preferred stock or warrants) beneficially owned by the Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 8(J)(i). For purposes of this Section 8(J)(i), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of this Note, in determining the number of outstanding shares of Common Stock the Holder may acquire upon the conversion of this Note without exceeding the Maximum Percentage, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company's most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the Commission, as the case may be, (y) a more recent public announcement by the Company or (3) any other written notice by the Company or the Transfer Agent (as defined in the Securities Purchase Agreement) setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”). If the Company receives a conversion notice from the Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company shall (i) promptly notify the Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such conversion notice would otherwise cause the Holder's beneficial ownership, as determined pursuant to this Section 8(J)(i), to exceed the Maximum Percentage, the Holder must notify the Company of a reduced number of conversion shares to be issued pursuant to such conversion notice. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Trading Day confirm in writing or by electronic mail to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of shares of Common Stock to the Holder upon conversion of this Note results in the Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the Exchange Act), the number of shares so issued by which the Holder's and the other Attribution Parties' aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Holder shall not have the power to vote or to transfer the Excess Shares. Upon delivery of a written notice to the Company, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to the Holder and the other Attribution Parties and not to any other holder of Notes that is not an Attribution Party of the Holder. For purposes of clarity, the shares of Common Stock issuable pursuant to the terms of this Note in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act. No prior inability to convert this Note pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 8(J)(i) to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 8(J)(i) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of this Note.

Section 9.         Affirmative and Negative Covenants.

(A)         Stay, Extension and Usury Laws. To the extent that it may lawfully do so, the Company (A) agrees that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law (wherever or whenever enacted or in force) that may affect the covenants or the performance of this Note; and (B) expressly waives all benefits or advantages of any such law and agrees that it will not, by resort to any such law, hinder, delay or impede the execution of any power granted to the Holder by this Note, but will suffer and permit the execution of every such power as though no such law has been enacted.

(B)         Corporate Existence. Subject to Section 9(A) and except for Permitted Investments and Permitted Transfers, the Company will cause to preserve and keep in full force and effect:

(i)            its corporate existence in accordance with the organizational documents of the Company; and

(ii)           the material rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries;

provided, however, that the Company need not preserve or keep in full force and effect any such license or franchise if the Board of Directors determines in good faith that (x) the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole; and (y) the loss thereof is not, individually or in the aggregate, materially adverse to the Holder.

(C)            Ranking. All payments due under this Note shall rank pari passu with all Other Notes and all Initial Notes as provided in Section 5.11 of the Security Agreement and shall rank senior to all other indebtedness of the Company to the extent of the value of the Collateral and any Subordinated Indebtedness.

(D)            Reserved].

(E)            [Reserved].

(F)            [Reserved].

(G)            Distributions. Except as may be permitted pursuant to the Initial Notes, the Company shall not, and shall not allow any Subsidiary to, (a) repurchase or redeem any class of stock or other equity interest other than repurchases or redemptions of the Series C Preferred Stock on the mandatory redemption date for such Series C Preferred Stock or pursuant to employee, director or consultant repurchase plans or other similar agreements approved by the Board of Directors, provided, however, in each case the repurchase or redemption price does not exceed the original consideration paid for such stock or equity interest, except that the Company may exchange shares of Disqualified Stock for shares of Common Stock, or (b) declare or pay any cash dividend or make a cash distribution on any class of stock or other equity interest other than mandatory dividends or distributions on the Series C Preferred Stock, except that a Subsidiary may pay dividends or make distributions to the Company or a parent company that is a Subsidiary of the Company), or (c) lend money to any employees, officers or directors (except as permitted under clauses (F) or (G) of the definition of Permitted Investment), or guarantee the payment of any such loans granted by a third party or (d) waive, release or forgive any Indebtedness owed by any employees, officers or directors. Notwithstanding anything to the contrary herein, the Company shall not, and shall not allow any Subsidiary to, repurchase or redeem any class of stock or other equity interest (including the Series C Preferred Stock) or (b) declare or pay any cash dividend or make a cash distribution on any class of stock or other equity interest (including the Series C Preferred Stock) if any Event of Default has occurred hereunder.

(H)            Transfers. Except for Permitted Transfers and Permitted Investments, the Company shall not, and shall not allow any Subsidiary to, voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in all, or substantially, all of its assets.

(I)            Taxes. The Company and its Subsidiaries shall pay when due all taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against the Company and its Subsidiaries or their respective assets or upon their ownership, possession, use, operation or disposition thereof or upon their rents, receipts or earnings arising therefrom. The Company and its Subsidiaries shall file on or before the due date therefor all personal property tax returns. Notwithstanding the foregoing, the Company and its Subsidiaries may contest, in good faith and by appropriate proceedings, taxes for which they maintain adequate reserves therefor in accordance with GAAP.

(J)            [Reserved].

(K)           Minimum Revenue. As of the last day of each fiscal quarter concluding on and after Issue Date, the Company and the Subsidiary Grantors shall have revenue (determined in accordance with GAAP) of not less than fifty million dollars ($50,000,000) for the preceding twelve (12) months.

(L)            Change in Nature of Business. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by or publicly contemplated to be conducted by the Company and each of its Subsidiaries on the Issue Date or any business substantially related or incidental thereto. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, modify its or their corporate structure or purpose.

(M)            Maintenance of Properties, Etc. The Company shall maintain and preserve, and the Company shall cause each of its Subsidiaries to maintain and preserve, all of its material properties which are necessary or useful (as determined by the Company in good faith) in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply at all times with the provisions of all material leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

(N)            Maintenance of Intellectual Property. The Company will take, and the Company shall cause each of its Subsidiaries to maintain, all action necessary or advisable to maintain all trademarks, trade names, service marks, service mark registrations, service names, original works of authorship, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights and all applications and registrations therefor of the Company or such Subsidiary that are necessary or material (as determined by the Company in good faith) to the conduct of its business in full force and effect.

(O)            Maintenance of Insurance. The Company shall maintain, and the Company shall cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any governmental authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated.

(P)            Transactions with Affiliates. Neither the Company nor any of its Subsidiaries shall enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any affiliate (other than any wholly owned Subsidiary), except transactions for fair consideration and on terms no less favorable to it than would be obtainable in a comparable arm’s length transaction with a Person that is not an affiliate thereof.

(Q)            Restricted Issuances. The Company shall not, directly or indirectly, without the prior written consent of the holders of a majority in aggregate principal amount of the Notes then outstanding, (i) issue any Notes (other than as contemplated by the Securities Purchase Agreement and the Notes) or (ii) except pursuant to the Initial Notes, issue any other securities or incur any Indebtedness that would cause a breach or Default under the Notes or that by its terms would prohibit or restrict the performance of any of the Company’s obligations under the Notes, including without limitation, the payment of interest and principal thereon.

(R)            [Reserved].

(S)            [Reserved].

(T)            The Company acknowledges and agrees that the Holder is not a fiduciary or agent of the Company and that the Holder shall have no obligation to (a) maintain the confidentiality of any information provided by the Company or (b) refrain from trading any securities while in possession of such information in the absence of a written non-disclosure agreement signed by an officer of the Holder that explicitly provides for such confidentiality and trading restrictions, unless such trading is otherwise prohibited by law. In the absence of such an executed, written non-disclosure agreement, the Company acknowledges that the Holder may freely trade in any securities issued by the Company, may possess and use any information provided by the Company in connection with such trading activity, and may disclose any such information to any third party.

(U)            On and after the date that is six (6) months following the Issue Date, this Note and any shares of Common Stock issuable upon conversion of this Note shall be eligible to be offered, sold or otherwise transferred by the Holder pursuant to Rule 144, without any requirements as to volume, manner of sale, availability of current public information (whether or not then satisfied) or notice under the Securities Act and without any requirement for registration under any state securities or “blue sky” law.

(V)            [Reserved].

(W)          [Reserved].

(X)            [Reserved].

Section 10.       Successors.

The Company will not consolidate with or merge with or into, or (directly, or indirectly through one or more of its Subsidiaries) sell, lease or otherwise transfer, in one transaction or a series of transactions, all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to another Person, other than the Holder or any of its Affiliates (a “Business Combination Event”), unless:

(A)         the resulting, surviving or transferee Person either (x) is the Company or (y) if not the Company, is a corporation (the “Successor Corporation”) duly organized and existing under the laws of the United States of America, any State thereof or the District of Columbia that expressly assumes (by executing and delivering to the Holder, at or before the effective time of such Business Combination Event, a supplement to this instrument) all of the Company’s obligations under this Note; and

(B)         immediately after giving effect to such Business Combination Event, no Default or Event of Default will have occurred and be continuing.

At the effective time of any Business Combination Event, the Successor Corporation (if not the Company) will succeed to, and may exercise every right and power of, the Company under this Note with the same effect as if such Successor Corporation had been named as the Company in this Note, and, except in the case of a lease, the predecessor Company will be discharged from its obligations under this Note.

Section 11.       Defaults and Remedies

(A)        Events of Default. “Event of Default” means the occurrence of any of the following:

(i)            a default in the payment when due of the Principal Amount or Fundamental Change Repurchase Price of this Note;

(ii)            a default for three (3) Business Days in the payment when due of interest on this Note;

(iii)            a default in the Company’s obligation to convert this Note in accordance with Section 8 upon the exercise of the conversion right with respect thereto;

(iv)            a default in the Company’s obligation to deliver a Fundamental Change Notice pursuant to Section 6(C), and such default continues for two (2) Business Days;

(v)            a materially false or inaccurate certification (including a false or inaccurate deemed certification) by the Company as to whether any Event of Default has occurred;

(vi)            a default in any of the Company’s obligations or agreements under this Note or the Transaction Documents (in each case, other than a default set forth in clause (i), (ii) or (iii) of this Section 11(A)), or a breach of any representation or warranty in any material respect (other than representations or warranties subject to material adverse effect or materiality, which may not be breached in any respect) of any Transaction Document; provided, however, that if such default or breach can be cured, then such default or breach will not be an Event of Default unless the Company has failed to cure such default within five (5) days after its occurrence;

(vii)            any provision of any Transaction Document at any time for any reason (other than pursuant to the express terms thereof) ceases to be valid and binding on or enforceable against the parties thereto, or the validity or enforceability thereof is contested, directly or indirectly, by the Company or any of its Subsidiaries, or a proceeding is commenced by the Company or any of its Subsidiaries or any governmental authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof;

(viii)         [reserved];

(ix)            [reserved];

(x)             the Company fails to comply with Section 9(J), Section 9(R) Section 9(V), Section 9(W), or Section 9(X) of this Note;

(xi)            [reserved];

(xii)           (A) a default by the Company or any of its Subsidiaries with respect to any Indebtedness of at least two hundred and fifty thousand dollars ($250,000) (or its foreign currency equivalent) in the aggregate of the Company or any of its Subsidiaries (other than any Initial Note), whether such Indebtedness exists as of the Issue Date or is thereafter created, and whether such default has been waived for any period of time or is subsequently cured; or (B) an Event of Default (as defined in any Initial Note) has occurred and is continuing;

(xiii)          one or more final judgments, orders or awards (or any settlement of any litigation or other proceeding that, if breached, could result in a judgment, order or award) for the payment of at least five hundred thousand dollars ($500,000) (or its foreign currency equivalent) in the aggregate (excluding any amounts covered by insurance pursuant to which the insurer has been notified and has not denied coverage), is rendered against the Company or any of its Subsidiaries and remains unsatisfied and (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement or (ii) there shall be a period of ten (10) consecutive Trading Days after entry thereof during which (A) a stay of enforcement thereof is not in effect or (B) the same is not vacated, discharged, stayed or bonded pending appeal;

(xiv)          [reserved];

(xv)           [reserved];

(xvi)          any Security Document shall for any reason fail or cease to create a separate valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on the Collateral in favor of the Collateral Agent subject only to Permitted Liens or any material provision of any Security Document shall at any time for any reason cease to be valid and binding on or enforceable against the Company or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by the Company or any governmental authority having jurisdiction over the Company, seeking to establish the invalidity or unenforceability thereof;

(xvii)       any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of the Company or any Subsidiary, if any such event or circumstance could have a Material Adverse Effect (as defined in the Securities Purchase Agreement);

(xviii)       the Company fails to cause the transfer to a transferee without restriction, unless otherwise then prohibited by applicable federal securities laws, of any certificate or any shares of Common Stock issued to the Holder upon conversion or exercise (as the case may be) of any Securities (as defined in the Securities Purchase Agreement) acquired by the Holder under the Securities Purchase Agreement (including this Note) as and when required by such Securities or the Securities Purchase Agreement under circumstances where such transferee is entitled to receive such shares without restriction, and any such failure remains uncured for at least five (5) Trading Days;

(xix)         [reserved];

(xx)          the Company or any of its Significant Subsidiaries (other than, for the avoidance of doubt, iPass India Private Limited, pursuant to or within the meaning of any Bankruptcy Law, either:

(1)            commences a voluntary case or proceeding;

(2)            consents to the entry of an order for relief against it in an involuntary case or proceeding;

(3)            consents to the appointment of a custodian of it or for any substantial part of its property;

(4)            makes a general assignment for the benefit of its creditors;

(5)            takes any comparable action under any foreign Bankruptcy Law; or

(6)            generally is not paying its debts as they become due; or

(xxi)         a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that either:

(1)            is for relief against Company or any of its Significant Subsidiaries in an involuntary case or proceeding;

(2)            appoints a custodian of the Company or any of its Significant Subsidiaries, or for any substantial part of the property of the Company or any of its Significant Subsidiaries;

(3)            orders the winding up or liquidation of the Company or any of its Significant Subsidiaries; or

(4)            grants any similar relief under any foreign Bankruptcy Law,

(in each case, other than with respect to iPass India Private Limited)

and, in each case under this Section 11(A)(xxi), such order or decree remains unstayed and in effect for at least thirty (30) days.

(B)          Acceleration.

(i)            Automatic Acceleration in Certain Circumstances. If an Event of Default set forth in Section 11(A)(xx) or (xxi) occurs with respect to the Company (and not solely with respect to a Significant Subsidiary of the Company), then the then-outstanding portion of the Principal Amount of, and all accrued and unpaid interest on, this Note will immediately become due and payable without any further action or notice by any Person.

(ii)            Optional Acceleration. If an Event of Default (other than an Event of Default set forth in Section 11(A)(xx) or (xxi) with respect to the Company and not solely with respect to a Subsidiary of the Company) occurs and is continuing, then the Holder, by notice to the Company, may declare this Note to become due and payable immediately for cash in an amount equal to the Event of Default Acceleration Amount.

(C)         Notice of Events of Default. Promptly, but in no event later than two (2) Business Days after an Event of Default, the Company will provide written notice of such Event of Default (an “Event of Default Notice”) to the Holder, which Event of Default Notice shall include (i) a reasonable description of the applicable Event of Default, (ii) a certification as to whether, in the opinion of the Company, such Event of Default is capable of being cured and, if applicable, a reasonable description of any existing plans of the Company to cure such Event of Default and (iii) a certification as to the date the Event of Default occurred and, if cured on or prior to the date of such Event of Default Notice, the date of such cure.

Section 12.       Ranking.

All payments due under this Note shall rank (i) pari passu with all Other Notes, (ii) effectively senior to all unsecured indebtedness of the Company to the extent of the value of the Collateral securing the Notes for so long as the Collateral so secures the Notes in accordance with the terms hereof, (iii) senior to any Subordinated Indebtedness, and (iv) in respect of the Initial Notes, as provided in Section 5.11 of the Security Agreement.

Section 13.       Replacement Notes.

If the Holder of this Note claims that this Note has been mutilated, lost, destroyed or wrongfully taken, then the Company will issue, execute and deliver a replacement Note upon surrender to the Company of such mutilated Note, or upon delivery to the Company of evidence of such loss, destruction or wrongful taking reasonably satisfactory to the Company. In the case of a lost, destroyed or wrongfully taken Note, the Company may require the Holder to provide such security or an indemnity that is reasonably satisfactory to the Company to protect the Company from any loss that it may suffer if this Note is replaced.

Section 14.       Notices.

Any notice or communication to the Company will be deemed to have been duly given if in writing and delivered in person or by first class mail (registered or certified, return receipt requested), facsimile transmission, electronic transmission (including e-mail) or other similar means of unsecured electronic communication or overnight air courier guaranteeing next day delivery, or to the other’s address, which initially is as follows:

Pareteum Corporation

1185 Avenue of the Americas, 2nd Floor

New York, NY 10036

Attention: Laura Thomas, Interim Chief Financial Officer

Email address: laura.thomas@pareteum.com

The Company, by notice to the Holder, may designate additional or different addresses for subsequent notices or communications.

Any notice or communication to the Holder will be by email to its email address, which initially are as set forth in the Securities Purchase Agreement. The Holder, by notice to the Company, may designate additional or different addresses for subsequent notices or communications.

If a notice or communication is mailed in the manner provided above within the time prescribed, it will be deemed to have been duly given, whether or not the addressee receives it.

Section 15.      Successors.

All agreements of the Company in this Note will bind its successors.

Section 16.      Severability.

If any provision of this Note is invalid, illegal or unenforceable, then the validity, legality and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby.

Section 17.      Headings, Etc.

The headings of the Sections of this Note have been inserted for convenience of reference only, are not to be considered a part of this Note and will in no way modify or restrict any of the terms or provisions of this Note.

Section 18.      Amendments

This Note may not be amended or modified unless in writing by the Company and the Required Incremental Holders. No requirement or condition herein meant to benefit the Holder may be waived unless waived in writing by the Holder or the Required Incremental Holders and no requirement or condition herein meant to benefit the Company may be waived unless waived in writing by the Company.

Section 19.      Governing Law; Waiver of Jury Trial.

THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS NOTE. THE COMPANY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE.

Section 20.      Submission to Jurisdiction.

The Company (A) agrees that any suit, action or proceeding against it arising out of or relating to this Note may be instituted in any U.S. federal court with applicable subject matter jurisdiction or New York State court sitting in The City of New York; (B) waives, to the fullest extent permitted by applicable law, (i) any objection that it may now or hereafter have to the laying of venue of any such suit, action or proceeding; and (ii) any claim that it may now or hereafter have that any such suit, action or proceeding in such a court has been brought in an inconvenient forum; and (C) submits to the nonexclusive jurisdiction of such courts in any such suit, action or proceeding.

Section 21.      Enforcement Fees.

The prevailing party shall have the right to collect from the other all costs and expenses incurred by such prevailing party as a result of enforcement of this Note and the collection of any amounts owed to such prevailing party hereunder (whether in cash, Common Stock or otherwise), including, without limitation, reasonable attorneys’ fees and expenses.

Section 22.       Collateral Agent.

(A)        Appointment; Authorization. The Holder hereby irrevocably appoints, designates and authorizes High Trail Investments SA LLC, as collateral agent, to take such action on its behalf under the provisions of the Securities Purchase Agreement, this Note and each Security Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of the Securities Purchase Agreement or any Security Document, together with such powers as are reasonably incidental thereto. The provisions of this Section 22 are solely for the benefit of the Collateral Agent, and the Company shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any Security Document (or any other similar term) with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. Notwithstanding any provision to the contrary contained elsewhere in this Note, any Security Document or any other agreement, instrument or document related hereto or thereto, the Collateral Agent shall not have any duty or responsibility except those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Securities Purchase Agreement, this Note, any Security Document or any other agreement, instrument or document related hereto or thereto or otherwise exist against the Collateral Agent.

(B)            Delegation of Duties. The Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any Security Document by or through any one or more sub-agents appointed by the Collateral Agent. The Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through its Affiliates, partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives, or the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of any of its Affiliates (collectively, the “Related Parties”). The exculpatory provisions of this Section 22 shall apply to any such sub-agent and to the Related Parties of the Collateral Agent and any such sub-agent. The Collateral Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Collateral Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

(C)            Exculpatory Provisions.

(i)            The Collateral Agent shall not have any duties or obligations except those expressly set forth in the Security Documents, and its duties shall be administrative in nature. Without limiting the generality of the foregoing, the Collateral Agent: (i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing; (ii) shall not have any duty to take any discretionary action or exercise any discretionary powers; and (iii) shall not, except as expressly set forth in the Security Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Collateral Agent or any of its Affiliates in any capacity.

(ii)           The Collateral Agent shall not be liable for any action taken or not taken by it in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Collateral Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Collateral Agent in writing by the Company.

(iii)          The Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (a) any statement, warranty or representation made in or in connection with this Note, any Security Document or any other agreement, instrument or document related hereto or thereto, (b) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (c) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (d) the validity, enforceability, effectiveness or genuineness of this Note, any Security Document or any other agreement, instrument or document related hereto or thereto, or (e) any failure of the Company or any other party to this Note, any Security Agreement or any other agreement, instrument or document related hereto or thereto to perform its obligations hereunder or thereunder. The Collateral Agent shall not be under any obligation to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Note, any Security Document or any other agreement, instrument or document related hereto or thereto, or to inspect the properties, books or records of the Company or any Affiliate of the Company.

(D)         Reliance by Collateral Agent. The Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. The Collateral Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(E)         Successor Collateral Agent. The Collateral Agent may resign as the Collateral Agent at any time upon ten (10) days’ prior notice to the Holder and each Other Holder and the Company. If the Collateral Agent resigns under this Note, the Required Holders shall appoint a successor agent. If no successor agent is appointed prior to the effective date of the resignation of the Collateral Agent, the Collateral Agent may appoint a successor Collateral Agent on behalf of the Holder, each Other Holder and each Initial Holder, after consulting with the Holder, each Other Holder and each Initial Holder. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent and the term the “Collateral Agent” shall mean such successor agent, and the retiring Collateral Agent’s appointment, powers and duties as the Collateral Agent shall be terminated. After the Collateral Agent’s resignation hereunder as the Collateral Agent, the provisions of this Section 22 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was the Collateral Agent. If no successor agent has accepted appointment as the Collateral Agent by the date which is thirty (30) days following a retiring Collateral Agent’s notice of resignation, a retiring Collateral Agent’s resignation shall nevertheless thereupon become effective and the Required Holders, shall perform all of the duties of the Collateral Agent hereunder until such time as the Required Holders shall appoint a successor agent as provided for above.

(F)        Non-Reliance on the Collateral Agent. The Holder acknowledges that it has, independently and without reliance upon the Collateral Agent or any of its Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Note. The Holder also acknowledges that it will, independently and without reliance upon the Collateral Agent or any of its Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Note, any Security Document or any related agreement or any document furnished hereunder or thereunder.

(G)         Collateral Matters. The Holder irrevocably authorizes the Collateral Agent to release any Lien granted to or held by the Collateral Agent under any Security Document (i) when all Obligations (as defined in the Security Agreement) have been paid in full; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any sale or other disposition permitted under this Note and each other agreement, instrument or document related hereto (it being agreed and understood that the Collateral Agent may conclusively rely without further inquiry on a certificate of an officer of the Company as to the sale or other disposition of property being made in compliance with this Note and each other agreement, instrument or document related hereto); or (iii) if approved, authorized or ratified in writing by the Holder and each Other Holder. The Collateral Agent shall have the right, in accordance with the Security Documents to sell, lease or otherwise dispose of any Collateral (as defined in the Security Agreement) for cash, credit or any combination thereof, and the Collateral Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and setoff the amount of such price against the Obligations.

(H)        Reimbursement by Holder and Other Holders. To the extent that the Company for any reason fails to indefeasibly pay any amount required under  Sections 4(e) or 9(k) of the Securities Purchase Agreement to be paid by it to the Collateral Agent (or any sub-agent thereof) or any Related Party of the Agent (or any sub-agent thereof), the Holder hereby agrees, jointly and severally with each Other Holder and each Initial Holder, to pay to the Collateral Agent (or any such sub-agent) or such Related Party of the Collateral Agent (or any sub-agent thereof), as the case may be, its pro rata share of such unpaid amount.

(I)          Marshaling; Payments Set Aside. Neither the Collateral Agent nor the Holder shall be under any obligation to marshal any assets in favor of the Company or any other Person or against or in payment of any or all of the Obligations. To the extent that the Company makes a payment or payments to the Collateral Agent, or the Collateral Agent enforces its Liens or exercises its rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Collateral Agent in its discretion) to be repaid to a trustee, receiver or any other party in connection with any bankruptcy, insolvency or similar proceeding, or otherwise, then (i) to the extent of such recovery, the obligation hereunder or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred and (ii) the Holder agrees to pay to the Collateral Agent upon demand its share of the total amount so recovered from or repaid by the Collateral Agent to the extent paid to the Holder.

* * *

CONVERSION NOTICE

Pareteum Corporation

Senior Secured Convertible Incremental Note due 2025

Subject to the terms of this Note, by executing and delivering this Conversion Notice, the undersigned Holder of this Note directs the Company to convert the following Principal Amount of this Note: $                        ,000 in accordance with the following details.

☐	Check if the Conversion Date occurs during an Event of Default Conversion Period.

Shares of Common Stock to be delivered:

Accrued interest amount:

DTC Participant Number:

DTC Participant Name:

Date:
(Legal Name of Holder)

By:
Name:
Title:

☐	Check if the Conversion Rate is at a rate other than is otherwise currently applicable (counter signature by the Company is not required unless a Conversion Rate other than the currently applicable Conversion Rate is requested).

Requested Conversion Rate:

Date:

Pareteum Corporation
By:
Name:
Title: